Exhibit 10.2

THE HERSHEY COMPANY
2005 EARLY RETIREMENT PLAN FOR E-GRADE EMPLOYEES (ERP EGRADE)
SEPARATION AGREEMENT AND GENERAL RELEASE

        This is a Confidential Separation Agreement and General Release (hereinafter “Agreement”) between The Hershey Company (hereinafter “the Company”) and the employee electing to participate in the Company’s 2005 Early Retirement Plan for E-Grade Employees (hereinafter “you”). You should talk to an attorney before you sign this Agreement because it affects your legal rights.

1.   Purpose of this Agreement.

        You and the Company have mutually decided to terminate your employment relationship with the Company. You and the Company are entering this Agreement because you wish to receive benefits under the Company’s 2005 Early Retirement Plan for E-Grade Employees (“ERP EGRADE”), receipt of which is conditioned upon the execution of a waiver and release acceptable to the Company.

2.   Scope of this Agreement.

        You agree that this Agreement applies to the Company and its past and present subsidiaries, divisions, affiliates, benefits plans and its and their agents, directors, officers, fiduciaries, employees, representatives, successors and assigns (hereinafter collectively “the Company Releasees”). You also agree that you are entering this Agreement knowingly and voluntarily on your own behalf and also on behalf of any heirs, agents, representatives, successors and assigns that you may have now or in the future.

3.   Termination of Employment.

        Your employment with the Company will terminate on the date specified in the ERP EGRADE Acceptance Form that has been executed by you and an HET member, and, if applicable, approved by the Company (your “Retirement Date”). Until that date, however, you shall perform such job duties as directed by your immediate supervisor and assist the Company in transferring your responsibilities to others within the Company. In exchange for the benefits described in paragraph 4, you promise that you will not seek to be employed, reinstated or re-employed by the Company. If you resign from your position prior to your Retirement Date without the Company’s approval or are otherwise terminated for “Cause” (as defined in the ERP EGRADE) or for failure to satisfy minimum job performance requirements during any probationary period, you will forfeit your rights to all benefits under the ERP EGRADE.

4.   What You Are Receiving.

        You shall receive the early retirement benefits as set forth in the Summary Plan Description for the ERP EGRADE (“ERP Benefits”). By signing this Agreement, you acknowledge that the ERP Benefits are additional to and above any benefits or other money to which you are entitled under Company policies or by law. You shall receive only the ERP Benefits provided under the ERP EGRADE, and you shall not be eligible to participate in or receive benefits from any severance plan or severance-type arrangement sponsored by the Company. You agree that you are not permitted to assign, or extend any rights over, your ERP Benefits to any individual or other party. You also agree that all ERP Benefits provided under this Agreement and the ERP EGRADE are subject to applicable plan provisions, laws and regulations.

5.   General Release.

        In exchange for the ERP Benefits, you agree to release and hereby do release the Company Releasees from all claims, demands, actions or liabilities you may have against the Company Releasees of whatever kind including, but not limited to, those that are related to your employment by the Company, the termination of that employment, and claims for attorneys’ fees.

        You agree that the release under this paragraph 5 (“General Release”) covers, but is not limited to, claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973 and any other federal, state or local law dealing with discrimination in employment including, but not limited to, discrimination based on sex, sexual orientation, race, national origin, religion, disability, veteran status or age. You also agree that this General Release covers claims arising under the Family and Medical Leave Act of 1993 and any state or local law dealing with leave time or wages and hours of work. You also agree that this General Release covers claims existing before the date of this Agreement, whether known or unknown to you or to the Company Releasees, arising under the Employee Retirement Income Security Act of 1974, except for claims for benefits provided under this Agreement.

        This General Release covers both claims you know about and those you may not know about which accrued by the time you sign this General Release. In this regard, you agree to waive all rights that any state or local law may provide with respect to a general release of unknown claims.

        This paragraph applies to you if you are a California resident. You acknowledge that California Civil Code Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Being fully informed of this provision of the Civil Code, you agree to waive any rights under that section and acknowledge that this General Release extends to all claims that have or might have against the Company Releasees.

        You agree and acknowledge that you are not entitled to receive, and the Company would not have granted you, the ERP Benefits without release of each and every claim covered by the General Release.

        You also agree never to sue the Company for any claim that you have waived or released in this Agreement, except that you are not waiving a good-faith challenge to the validity of this Agreement under the Age Discrimination in Employment Act. You agree to pay all costs, damages, expenses and attorneys’ fees incurred by any Company Releasees in successfully defending against any lawsuit or administrative proceeding you bring to contest the validity of this Agreement under the Age Discrimination in Employment Act.

        You agree that, if you file a lawsuit asserting any of the claims covered by the General Release, the Company will be entitled to reduce your ERP Benefits by the value of any judgment you obtain against any Company Releasees. You also agree that the appropriate amount of any such reduction in a lawsuit or administrative proceeding asserting any one or more of the claims covered by the General Release is the entire amount of ERP Benefits.

        If any government agency pursues a claim on your behalf against the Company, or on behalf of a group of individuals of which you are a part, you promise not to seek or accept any damages arising from or related to your employment by the Company or the termination of that employment.

6.   Confidentiality.

    (a)        Confidentiality of Proprietary Information and/or Trade Secrets.

        In exchange for the ERP Benefits, you agree not to disclose, use to your benefit or use to the benefit of any other person or entity any confidential information, proprietary information and/or trade secrets to which you had access during your employment by the Company. This includes, but is not limited to, formulas, trade secrets, manufacturing processes, customer lists, marketing strategies, financial information and business data not generally known to the public. You agree that disclosure of such information by you in violation of this paragraph 6(a) would cause so much injury to the Company that money alone could not fully compensate the Company. You also agree that the Company would be entitled to recover money from you if you violate this paragraph 6(a).

    (b)        Confidentiality of the Terms of this Agreement.

        The terms and conditions of this Agreement are confidential. You agree not to disclose the terms of this Agreement to anyone except immediate family members, your attorney and your financial advisor. You further agree to inform these people that the Agreement is confidential and must not be disclosed to anyone else. You may disclose the terms of this Agreement if compelled to do so by a court. However, you agree to notify the Company immediately at the address listed in paragraph 14 if anyone seeks to compel production of this Agreement or your testimony about this Agreement, and you agree to cooperate with the Company if the Company decides to oppose such effort.

7.   Creative Property.

        You agree that all ideas, inventions, trade secrets, know-how, documents and data (hereinafter “Creative Property”) developed either during, in connection with, or pursuant to your employment by the Company are and will be the Company’s exclusive property. You agree to provide all reasonable assistance to the Company in perfecting and maintaining its rights to the Creative Property. The Company shall have the right to use the Creative Property for any purpose without any additional compensation to you. This Agreement, however, does not prevent you from using your general business, management, financial, professional and/or scientific skills, techniques and abilities.

8.   Non-disparagement.

        In exchange for the ERP Benefits, you agree that you will not make any statement that disparages or tends to disparage the Company, any aspect of its operations or any Company Releasees. You also agree that you will not make any public statements to the media concerning the Company, its business objectives, management practices or Company Releasees. You agree that you will take no action that would cause the Company or Company Releasees embarrassment, humiliation or to be held in disrepute by the general public or the Company’s employees, suppliers or customers.

9.   Return of Company Property.

        You agree to return to the Company all documents, business records in any form, manuals, handbooks, identification cards, keys, credit cards, computer disks or any other property of the Company, both tangible and intangible, that are in your possession, custody or control. If you do not return all Company property, in addition to any other rights it may have under this Agreement or otherwise, the Company may withhold ERP Benefits equal to the value of such Company property as determined in the sole judgment of the Company.

10.   Non-Solicitation of Employees.

        In exchange for the ERP Benefits, you agree that for a period of twelve (12) months after termination of your employment with the Company: (a) you will not participate in recruiting or soliciting any Company employees; and (b) you will not communicate to any person or entity regarding the nature, quality of work, special knowledge or personal characteristics of any person employed by the Company without the prior written consent of the Company’s Senior Vice President – Chief People Officer.

11.   No Admission of Liability.

        The Company makes this Agreement to avoid the expense and disruption of litigation. By making this Agreement, the Company does not admit that it has done anything wrong.

12.   No Modification.

        This Agreement constitutes the entire agreement between you and the Company, and it cannot be modified except in writing by both you and the Company.

13.   Forty-Five (45) Days To Consider This Agreement.

        You have forty-five (45) calendar days, or, if later, until September 8, 2005, to decide whether or not to sign this Agreement. You agree, if you decide not to take all that time, that your reasons for doing so are entirely personal and not due to any pressure by the Company.

14.  Agreement Must Be Received By 4:30 p.m. EDT September 8, 2005

        You must complete and return this Agreement with an executed ERP EGRADE Acceptance Form by 4:30 p.m. EDT September 8, 2005, to The WorkLife Center (Attention: ERP EGRADE Acceptance), The Hershey Company, 100 Crystal A Drive, Hershey, PA 17033-0810, fax number 717-534-7464. If the original or a facsimile copy of this Agreement is not received by the WorkLife Center by 4:30 p.m. EDT September 8, 2005, you will have permanently waived your ability to participate in the ERP.

15.   Seven (7) Days To Revoke This Agreement.

        You also may revoke this Agreement and revoke your acceptance of participation in the Company’s ERP EGRADE up to seven (7) calendar days after signing and dating this Agreement. The Agreement will not be effective or enforceable until after this revocation period has expired.

        To revoke this Agreement and to revoke your acceptance of participation in the Company’s ERP EGRADE, you must deliver written notice of your revocation to the Company by 4:30 p.m. on the seventh calendar day after you signed and dated this Agreement. Your written notice of revocation should be sent to: The WorkLife Center (Attention: ERP EGRADE Revocation), The Hershey Company, 100 Crystal A Drive, Hershey, PA 17033-0810. You agree that, if within this seven-day period, you revoke this Agreement or otherwise revoke your election to participate in the Company’s ERP EGRADE, the Agreement will not be effective or enforceable and you will not receive the ERP Benefits under the ERP EGRADE.

16.   Prior Release.

        This Agreement will revoke any prior agreement or release in connection with your prior termination of employment with the Company. However, if you revoke this Agreement within the 7 day period described above, the prior agreement/release will remain in full force and effect.

17.   Advice of Counsel.

        You acknowledge that the Company has expressly advised you to seek the advice of an attorney before executing this Agreement and that you had adequate time to do so. You acknowledge that the decision to sign this Agreement is yours alone.

18.   Severability and Interpretation.

        Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. In case any part of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

19.   Integration.

        Except for any restrictive covenant or confidentiality agreements or the terms of the Long Term Incentive Program Participation Agreement that you entered on or before September 15, 2005 (which remain in full force and effect), you agree that the Company’s ERP EGRADE supersedes any and all prior plans, programs, arrangements, agreements, and representations, written or oral, that relate to any subject matter covered by the Company’s ERP EGRADE.

20.   Rehiring of Participants.

        Once you have received any ERP Benefits, you are not eligible for rehire by the Company, unless your rehire is approved by the Senior Vice President, Chief People Officer of the Company.

21.   Governing Laws.

        Pennsylvania law applies to the ERP EGRADE and this Agreement except to the extent preempted by federal law. You agree that: (a) any action or proceeding relating to the ERP EGRADE, this Agreement, your employment, or the termination of your employment will only be brought in the federal or state courts, as appropriate, located in the State of Pennsylvania; and (b) any such action or proceeding will be heard without jury. No action relating to the ERP EGRADE or this Agreement shall be brought in court more than two years and 90 days after you have exhausted your administrative remedies under the ERP EGRADE (described in the ERP EGRADE Summary Plan Description). Notwithstanding any provision in this section to the contrary, if you are also a participant in the Company Supplemental Executive Retirement Plan, you shall continue to be bound by and shall comply with the procedures regarding arbitration set forth in the Long Term Incentive Program Participation Agreement, the terms of which are incorporated herein by reference.

BY SIGNING BELOW, YOU CERTIFY THAT YOU HAVE READ THIS AGREEMENT, THAT YOU KNOW AND UNDERSTAND THE MEANING AND INTENT OF THIS AGREEMENT, AND THAT YOU ARE ENTERING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

EMPLOYEE	THE HERSHEY COMPANY

By: ___________________________________	By: ___________________________________

Date: _________________________________	Date: _________________________________